Exhibit 10.1

February 9, 2017

Antoine Lafargue

21073 Sky Meadow Lane

Golden, CO 80401

VIA EMAIL: alafargue@magellanpetroleum.com

Dear Antoine,

On behalf of Tellurian Services LLC (the “Company”), I am very pleased to offer you employment with us in accordance with the terms of this letter agreement (this “Agreement”). This is an exempt position under the FLSA. Your title will be Senior Vice President and Chief Financial Officer of Tellurian Inc. (“Tellurian”). You will have duties, authority and responsibilities consistent with your title, along with such other duties and authority that are assigned to you from time to time by the CEO of Tellurian or by Tellurian’s board of directors. During the Employment Term (as defined below), you shall devote all of your working time to the business and affairs of Tellurian; provided that, you may manage your personal investments and be involved in charitable activities and, with the prior consent of the board of directors of Tellurian, serve on not for profit and for profit boards, so long as such activities do not interfere with your duties for Tellurian or create any conflict. This Agreement shall become effective as of the Closing Date, as such term is defined in the Agreement and Plan of Merger by and among Magellan Petroleum Corporation (“Magellan”), Tellurian Investments Inc., and River Merger Sub, Inc., dated as of August 2, 2016 (the “Merger Agreement”). In the event that the Closing (as such term is defined in the Merger Agreement) does not occur, this Agreement shall be void and of no force or effect.

As of the Closing Date (as defined in the Merger Agreement) (for purposes of this Agreement, the “Effective Date”), this Agreement shall supersede and replace in its entirety your existing employment agreement with Magellan, dated as of October 31, 2014, and amended as of October 12, 2015, and the portion of any agreements with Magellan that provides for any type of compensation or benefits other than those related to vested equity (collectively, your “Existing Compensation Agreements”).

The terms of your employment are as follows:

Work Location and Supervisor

You will be based in Houston, Texas, subject to reasonable business travel in the course of your employment. You will report to the CEO of Tellurian, Meg Gentle.

Term

The Company agrees to employ you pursuant to the terms of this Agreement, and you agree to be so employed, for a period of three years commencing on the Effective Date (the “Stated Term”). If you remain employed after the end of the Stated Term, your employment shall continue to be “at-will” but you shall have no rights to any of the compensation and benefits under this Agreement. Notwithstanding the foregoing, your employment may be earlier terminated during the Stated Term in accordance with the terms of this Agreement. The period of time between the Effective Date and the termination of your employment hereunder shall be referred to herein as the “Employment Term.”

Compensation and Benefits

Salary

Your annual base salary will be $350,000, payable in accordance with Company payroll. You will be eligible for annual merit-based increases in the sole discretion of the Compensation Committee of Tellurian beginning on January 1, 2018.

Sign-on Bonus	You will receive a lump sum cash sign-on bonus of $990,000, payable promptly after the Effective Date (the “Sign-on Bonus”).

Bonus

For each year during your employment (beginning in 2017), you will be eligible to receive an annual discretionary bonus under the Company’s annual bonus plan. Your annual target bonus will be 150% of your base salary, with a stretch target of 200% of your base salary. This is a purely discretionary bonus, and will be based on company and personal performance milestones over the course of the year, as agreed between you and the CEO (or the board of directors or a committee thereof, as the case may be) within one month of the Effective Date, or as soon as reasonably practicable thereafter (and to occur at approximately the same time for future years during your Employment Term). You must be employed on the date on which the annual bonus payment is paid in order to be eligible to receive the annual bonus, except as otherwise provided under the annual bonus plan.

Benefits

You will be eligible to receive employee benefits commensurate with those made available generally to similarly situated employees of the Company. Details of these benefits programs will be provided to you in separate documents. Currently, the Company offers a benefits plan at no cost to its employees that includes health, dental, vision, short-term and long-term disability coverage and 6% 401(k) matching. The Company’s benefit offerings are subject to change, we reserve the right to amend, suspend or terminate any such benefits or benefit plans, and the applicable benefit plan documents shall control in all cases.

Relocation

The Company will reimburse you for reasonable relocation expenses (as determined by the CEO) associated with moving your family from Denver, Colorado to Houston, Texas, including, but not limited to, at reasonable levels, temporary housing in the Houston, Texas metropolitan area for up to 6 months, packing, moving and storage costs for the relocation of the non-special item personal property of you and your immediate family, and house-hunting and travel expenses for you and your immediate family.

Business Expenses

You will be entitled to reimbursement from the Company for the reasonable business expenses incurred by you in the performance of your duties for the Company in accordance with the terms of the Company’s policies.

Vacation

You will be entitled to vacation in accordance with the terms of the Company’s policy in effect from time to time. For 2017, you will be entitled to 5 weeks of vacation, which shall accrue to you at a rate of 50 hours per calendar quarter.

Annual Review

You will have a performance review during each year of your employment with the Company, at which time the Company will review your salary, bonus structure and other Company and performance issues; provided that, your salary and target bonus percentages shall not be decreased below the amounts as provided herein without your written consent.

Equity Incentives

You will be eligible to receive a grant of 800,000 shares of restricted stock under the Tellurian Inc. (f/k/a Magellan Petroleum Corporation) 2016 Omnibus Incentive Compensation Plan (the “Plan”) on or as soon as reasonably practicable after the Effective Date. The terms and conditions applicable to such shares, including vesting and forfeiture, shall be governed by the terms of the Plan and an award agreement. Vesting of the restricted stock award will be as follows:

	•	150,000 shares vest in equal quarterly installments over the 18-month period starting on the grant date; and

•

650,000 shares vest upon the affirmative final investment decision by the board of directors of Tellurian with respect to the Driftwood LNG project (the “FID”), subject to your continued employment through the FID.

You may also be eligible for future equity awards under the Plan from time to time.

Termination

Your employment and the Employment Term shall terminate on the first of the following to occur:

1.

Disability: Upon 10 days’ prior written notice by the Company to you of termination due to Disability while you remain Disabled. For purposes of this Agreement, “Disability” shall mean you are unable to adequately perform the essential functions of your position, with or without reasonable accommodation, due to a physical or mental impairment that is expected to last for more than three (3) months.

2.	Death: Automatically upon your death.

3.	Cause: Immediately upon written notice by the Company to you of a termination for Cause. For purposes of this Agreement, “Cause” shall have the meaning provided in the Plan.

4.

Without Cause: Immediately upon written notice by the Company to you of an involuntary termination without Cause (other than for death or Disability) or such later date as provided in the written notice.

Consequences of Termination

If your employment terminates at any time, the Company shall pay you (or your estate, as applicable) the following:

1.	any unpaid base salary through the date of termination;

2.	reimbursement for any unreimbursed business expenses incurred through the date of termination to the extent covered under the Company’s policy; and

3.

all other payments, benefits or fringe benefits to which you shall be entitled under the terms of any welfare, pension, benefit, equity or fringe benefit plan or program or grant or this Agreement, provided for clarity that no amounts of unpaid annual bonus will be paid (collectively, the “Accrued Benefits”).

In addition, if your employment is terminated by the Company without Cause (other than for Disability) during the Stated Term, the Company shall pay or provide you with the following:

1.

continued payment of your current base salary at the time of termination for the remainder of the Stated Term, payable in equal monthly installments over the remainder of the Stated Term (the “Severance Payment”); provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any such payment scheduled to occur during the first 60 days following the termination of employment shall not be paid until the first regularly scheduled pay period following the 60th day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto and, to the extent not covered by this proviso, shall be delayed until the effective date of the release discussed directly below.

Release

Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement in connection with a termination of employment, other than the Accrued Benefits, shall only be payable if you deliver to the Company and do not revoke a general release of claims in favor of the Company in the form generally used by the Company at the time of termination. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within 60 days following termination.

Code Section 409A

To the extent that any provision of this Agreement or action by the Company would subject you to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will be exempt from, or comply with, Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with that intent. Anything to the contrary herein notwithstanding, no severance or similar payments or benefits shall be payable hereunder on account of your termination unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this agreement are subject to Code Section 409A, such reimbursements and in-kind payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of the Agreement. This section shall not be construed as a guarantee of any particular tax effect for your benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

Anything to the contrary herein notwithstanding, if you are determined to be a “specified employee” under Code Section 409A as of your termination date, then, to the extent required by Code Section 409A, payments due under this Agreement that are determined to be deferred compensation shall be subject to a six-month delay following your termination date; and all delayed payments shall be accumulated and paid in a single lump sum payment as of the first day of the seventh month following your termination date (or if earlier, your date of death). Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following your termination shall be paid in accordance with their original payment schedule.

Other Terms and Conditions

This offer of employment is contingent on your presenting proof of your identity and employment eligibility in the United States within three days of the Effective Date.

You acknowledge that you will be required and hereby agree to sign a separate confidentiality and proprietary rights agreement in the form provided by the Company, which agreement shall remain in full force and effect after it is executed and following termination of your employment for any reason with the Company or any of its affiliates.

By signing this Agreement, you are confirming that your employment with us will not conflict with any existing agreements to which you are subject and you are not subject to any non-competition agreements.

The Company and its affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its affiliates to you any federal, state, local or foreign withholding taxes, excise taxes or employment taxes imposed with respect to your compensation or other payments from the Company or any of its affiliates.

This Agreement constitutes the terms of your employment and supersedes any prior discussion or employment contract with the Company or any of its affiliates, including, without limitation, your Existing Compensation Agreements. By signing this Agreement, you hereby acknowledge and agree that, to the extent provided above, your Existing Compensation Agreements are terminated and void and of no further force and effect, and you hereby waive any and all rights that you may have under your Existing Compensation Agreements or otherwise including, but not limited to, any payments or benefits owing to you as a result of your services as an officer, director, agent or employee of Magellan, except for any accrued base salary for the last pay period and rights of indemnification and insurance as provided in the Merger Agreement.

This is a Texas contract and shall be governed and construed in accordance with the laws of the state of Texas, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction, except that any equity or equity-based awards granted to you shall be governed by and construed in accordance with the governing law provisions set forth in the agreements evidencing such awards. You and the Company agree to submit to the exclusive jurisdiction of the courts of the state of Texas in connection with any dispute arising out of this Agreement or your employment with the Company.

If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to an affiliate or an entity with which the Company shall hereafter effect a reorganization, consolidate with, or merge into or to which it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

The Company retains the sole right to terminate your employment for any reason at any time, and nothing in this Agreement is meant to imply that the Company is relinquishing any of those rights.

Antoine, we look forward to you joining our team and participating in this unique opportunity.

Please indicate your acceptance by signing below and returning a copy by close of business on February 9, 2017. Please don’t hesitate to contact me if you have any questions.

/s/ Lisa Aimone
Lisa Aimone
Director of Talent of Tellurian Services LLC

Agreed and Accepted:

/s/ Antoine Lafargue	02/09/2017
Antoine Lafargue	Date